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                                                                EXHIBIT(A)(5)(G)

November 29, 2001


Dear Unitholder:

As you hopefully know, we extended our tender offer to purchase American Retirement Villas Properties III partnership units for $400 PER UNIT THROUGH DECEMBER 14, 2001. Should you elect to tender your units, and have not yet done so, you must act quickly as your paperwork must be received NO LATER THAN 5:00 P.M. EASTERN DAYLIGHT TIME on DECEMBER 14, 2001. Securities and Exchange Commission rules DO NOT ALLOW US TO EXTEND OUR TENDER OFFER BEYOND DECEMBER 14TH.

To tender your units, simply complete the attached blue letter of transmittal and mail it in the pre-addressed envelope. You may also fax the form to (201) 460-2889.

If you own your units through a custodian account (for example, an IRA or KEOGH), complete and sign the gray form, notify your custodian/trustee that you wish to tender your units, and immediately forward the gray form to your custodian's attention.

REMEMBER, IF YOU WISH TO TENDER YOUR UNITS, YOU MUST ACT NOW. UPON RECEIVING YOUR TENDER, A CHECK FOR $400 PER UNIT TENDERED WILL BE PROMPTLY MAILED TO YOU. IF YOU TENDER ALL THE UNITS YOU OWN, YOU WILL RECEIVE YOUR FINAL PARTNERSHIP SCHEDULE K-1 IN EARLY 2002.

If you have any questions or require any assistance, please call Georgeson Shareholder Communications, Inc., at (800) 223-2064 or Ms. Connie Lester at
(714) 435-4338.

Sincerely,



Douglas M. Pasquale
Chairman and Chief Executive Officer

Enclosure